Exhibit 99.2

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Increases Distribution

HOUSTON, July 20, 2005 – Natural Resource Partners L.P. (NYSE: NRP) today announced that the Board of Directors of its general partner has declared an increase of $0.025 or approximately 4% in its quarterly distribution to $0.7125 per unit. This equates to an annualized distribution of $2.85 per unit. The first quarter distribution will be paid on August 12, 2005 to unitholders of record on August 1, 2005. This makes the eighth consecutive quarter that NRP has increased its distribution and represents a 19% increase over the second quarter distribution last year.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

05-12

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